UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          GBI CAPITAL MANAGEMENT CORP.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

           Florida                                   65-0701248
           -------                                  ------------
(State of incorporation or organization)  (I.R.S. Employer Identification No.)

1055 Stewart Avenue, Bethpage, New York                 11714
---------------------------------------                -------
(Address of principal executive offices)              (Zip Code)

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. [X]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this Form relates: ______________ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

                                            Name of each exchange on which
Title of each class to be so registered     each class is to be registered
---------------------------------------     ------------------------------

Common Stock, par value $.0001 per share      American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

         None





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Item 1.  Description of Registrants Securities to Be Registered.

     Our certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock, par value $.0001 per share, of which 18,806,612 shares are issued and outstanding as of April 4, 2000.

     Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued will be, validly issued, fully paid and non-assessable.

Item 2.  Exhibits.

Exhibit No.    Description
----------     ----------------
3.1            Articles of Incorporation (incorporated by reference to Exhibit
               3.1 to the Registrant's Registration Statement on Form SB-2
               (File No. 333-31001).

3.2 Articles of Amendment to the Articles of Incorporation, dated August 24, 1999 (incorporated by reference to the Registrant's Form 10-K filed November 22, 1999).

3.3 By-Laws (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form SB-2
               (File No. 333-31001).



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



                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 4, 2000                    GBI CAPITAL MANAGEMENT CORP.



                                        By:     /s/ Richard J. Rosenstock
                                           --------------------------------
                                               Richard J. Rosenstock
                                               President and Chief Operating
                                               Officer


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